Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE ANNOUNCES AN EXTENSION OF THE EARLY PARTICIPATION DATE FOR ITS
PENDING EXCHANGE OFFER
Las Vegas, Nevada – September 11, 2009 – MGM MIRAGE (NYSE: MGM) announced today that it is extending the early participation date for its previously announced offer to eligible holders to exchange a portion of the $782 million in aggregate outstanding principal amount of the Company’s 8.50% Senior Notes due 2010 (the “Existing Notes”) for up to $500 million of the Company’s 10.00% Senior Notes due 2016 (the “New Notes”). The early participation date was extended from 5:00 p.m., New York City time, on September 10, 2009 to 11:59 p.m., New York City time, on September 24, 2009. The withdrawal date for the exchange offer occured at 5:00 p.m., New York City time, on September 10, 2009, and will remain unchanged.
Because the early participation date will occur concurrently with the expiration date of the exchange offer, the Company will exchange each $1,000 in principal amount of Existing Notes validly tendered on or prior to the expiration date and accepted in the exchange offer for the total consideration of $1,175 in principal amount of the New Notes. In the event that more than $500 million in aggregate principal amount of New Notes would be issuable for all of the Existing Notes validly tendered on or prior to the expiration date and not validly withdrawn, such Existing Notes validly tendered will be accepted on a prorated basis so that no more than $500 million in aggregate principal amount of New Notes will be issued in the exchange offer.
Subject to applicable law, the Company may amend, extend or terminate the exchange offer. Although the exchange offer is not conditioned upon any minimum principal amount of the Existing Notes being tendered in the exchange offer, the exchange offer is subject to certain customary conditions described in the confidential offering memorandum dated August 27, 2009. The complete terms and conditions of the exchange offer are set forth in such confidential offering memorandum and the related letter of transmittal, in each case, as updated by this press release.
The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
The exchange offer is being made only to qualified institutional buyers and to certain non-U.S. investors located outside the United States. The exchange offer is made only by, and pursuant to, the terms set forth in the confidential offering memorandum and the accompanying letter of transmittal, in each case, as updated by this press release, and the information in this press release is qualified by reference to the confidential offering memorandum and the accompanying letter of transmittal.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.
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Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.

Contacts:
Investment Community	News Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM